CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Sonus Corp.:

We consent to the incorporation by reference in this Registration Statement of Sonus Corp. on Form S-8 of our report dated October 24, 1997, except for note 15, as to which the date is February 9, 1998, and except for note 16, as to which the date is December 24, 1997, appearing on page F-2 of Sonus Corp.'s Prospectus dated June 19, 1998 (the "Prospectus"), relating to its Registration Statement on Form SB-2 (No. 333-23137).

We also consent to the incorporation by reference of our report dated February 14, 1997, relating to the financial statements of Hearing Care Associates Group appearing on page F-23 of the Prospectus and our report dated January 16, 1997, relating to the financial statements of the Midwest Division of Hearing Health Services, Inc., appearing on page F-32 of the Prospectus.


                                       /s/ KPMG Peat Marwick LLP

Portland, Oregon
June 19, 1998